Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(510) 505-4509
	(510) 505-4315	email: katie.loughnot@ros.com

ROSS STORES REPORTS JANUARY SALES,
UPDATES EXPECTED EPS FOR FOURTH QUARTER AND 2003 FISCAL YEAR,
AND PROVIDES EPS GUIDANCE RANGE
FOR FIRST QUARTER AND FULL 2004 FISCAL YEAR

BOARD APPROVES TWO-YEAR $350 MILLION STOCK REPURCHASE PROGRAM AND
RECORD 48% INCREASE IN QUARTERLY DIVIDEND

Newark, California, February 5, 2004 — Ross Stores, Inc. (Nasdaq:  ROST) today reported that sales grew 13% to $222 million for the four weeks ended January 31, 2004.  These results were achieved on top of a 7% increase for the comparable four weeks last year, when sales totaled $196 million.  Same store sales for the month grew 4% over the prior year.

For the 13 weeks ended January 31, 2004, sales increased 14% to $1.099 billion.   These results were on top of a 14% gain for the 13 weeks ended February 1, 2003, when sales totaled $965 million.  Comparable store sales for the fourth quarter of 2003 also rose 4% over the prior year period.

For the 52 weeks ended January 31, 2004, sales grew 11% to $3.921 billion.  These results were on top of an 18% increase for the 52 weeks ended February 1, 2003, when sales totaled $3.531 billion.  Same store sales for fiscal 2003 grew 1% on top of a 7% gain in fiscal 2002.

Estimated Results for Fourth Quarter and Fiscal 2003

Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “January sales were in line with expectations, with both gross margin and expenses for the fourth quarter slightly better than expected.  As a result, we  now expect earnings per share for the 13 weeks ended January 31, 2004 of approximately $.48, or an estimated increase of 30% over the $.37 in earnings per share for the 13 weeks ended February 1, 2003, slightly higher than our previous estimate.   We

expect earnings per share for the 52 weeks ended January 31, 2004 of approximately $1.47, for an estimated gain of 17% over the $1.26 in earnings per share for the 52 weeks ended February 1, 2003.”

The aforementioned estimated and historical earnings per share information reflects the effect of the Company’s recent two-for-one stock split effected in the form of a 100 percent stock dividend issued on December 18, 2003.  The Company plans to report final earnings results for the fourth quarter and fiscal 2003 on Tuesday, March 16, 2004.

Forecasted First Quarter and Fiscal 2004 Earnings per Share

Looking ahead, Mr. Balmuth commented, “For the 13 weeks ending May 1, 2004, we currently project that same store sales will grow by 5% to 6% and that earnings per share will be in the range of $.36 to $.37, compared to $.32 for the 13 weeks ended May 3, 2003.   For the 52 weeks ending January 29, 2005, we currently project that same store sales will increase by 3% to 4% and earnings per share will be in the range of $1.64 to $1.70.”

The Company is currently evaluating ongoing uses for or the potential sale of its Newark, California headquarters and distribution center once the facility is fully vacated following the planned corporate office relocation to Pleasanton, California in July 2004.   The Company is in the process of looking at alternative uses for the facility and is obtaining independent, third-party market valuations of the Newark facility.  The Company expects to complete this evaluation process in the first half of 2004.  As a result of the Company’s decision as to future use or disposition of the Newark facility, a write-down to adjust the facility’s net book value, which is approximately $35 million, to its current fair market value may be required.  This potential non-cash charge is not included in today’s earnings guidance.

Board Approves Two-Year $350 Million Stock Repurchase Program and Record 48% Increase in Quarterly Dividend

 “Our solid performance, strong financial position and confidence in our future growth prospects allow us to further enhance stockholder returns through a continuation of our share repurchase and dividend programs,” said Mr. Balmuth.  “I am pleased to report that our Board of Directors recently approved a two-year $350 million stock repurchase program for 2004 and 2005.

This new stock buyback program is in addition to the 6.9 million shares of common stock repurchased in 2003 at an aggregate purchase price of $150 million.”

Mr. Balmuth continued, “In addition, our Board of Directors has declared a record 48% increase in the quarterly cash dividend to $.0425 per common share, the tenth consecutive annual increase in quarterly dividend payments since this program began in early 1994.   The first quarterly cash dividend at this new higher rate will be paid on or about April 1, 2004 to stockholders of record as of February 27, 2004.”

Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 402-220-5900, PIN #2363, from 8:30 a.m. Eastern time on February 5, 2004 through 8:00 p.m. Eastern time on February 6, 2004.  A transcript of these comments also will be made available on the press release page of the Company’s web site at www.rossstores.com.

Forward-Looking Statements:  This press release contains certain forward-looking statements which are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations.  The words “plan,” “expect,” “believe,” “anticipate,” “forecast,”  “estimate,”  “projected,” “guidance,” and similar expressions identify forward-looking statements.  The estimated earnings per share for the fourth quarter and fiscal year ended January 31, 2004 are preliminary and subject to adjustments. Risk factors for Ross Stores and dd’s DISCOUNTSSM include obtaining acceptable new store locations, competitive pressures in the apparel industry, changes in general economic or geopolitical conditions, changes in the level of consumer spending on or preferences in apparel or home-related merchandise, the Company’s ability to successfully implement various new supply chain and merchandising systems, unseasonable weather trends, greater than planned operating costs and a potential non-cash, non-recurring charge to write-down the value of the Company’s Newark headquarters and distribution center to current fair market value.  Other risk factors are detailed in the Company’s Form 10-K for fiscal 2002.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. operates a national chain of off-price retail stores offering first quality, in-season, branded apparel and apparel-related merchandise for the entire family at prices that average 20% to 60% less than department and specialty stores, as well as merchandise for the home at similar savings.  The Company had 568 stores at January 31, 2004, compared to 507 stores at the end of the same period last year.